Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
First Quarter Financial Results

McKINNEY, Texas, April 25, 2016 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $12.4 million, or $0.67 per diluted share, for the quarter ended March 31, 2016 compared to $9.4 million, or $0.55 per diluted share, for the quarter ended March 31, 2015 and $10.5 million, or $0.58 per diluted share, for the quarter ended December 31, 2015.

Highlights

•	Continued strong earnings

•	Core earnings were $12.4 million, or $0.67 per diluted share, compared to $11.4 million, or $0.63 per diluted share, for fourth quarter 2015

•	Net interest income increased 8.3% compared to fourth quarter 2015

•	Core efficiency ratio improved to 55.7% compared to 58.8% for fourth quarter 2015

•	Solid organic loan growth of 14.2% on an annualized basis for the quarter

•	Increased the allowance for loan loss with a $3 million provision to support continued loan growth and to increase the energy related allowance

•	Successfully completed the operational conversion of Grand Bank

Independent Bank Group Chairman and Chief Executive Officer David Brooks said, “This was another successful quarter and demonstrates our continued focus on consistent earnings performance. Solid organic loan growth fueled the increase in net interest income and we are continuing to improve our efficiency ratio through earnings and planned expense reductions across the Company. We prudently bolstered our overall allowance for loan losses and specifically increased the energy related allowance. Despite the increased provision, we were able to build upon our fourth quarter 2015 earnings performance and maintain strong earnings for the quarter. We are pleased with this solid first step toward a successful year.”

First Quarter 2016 Operating Results

Net Interest Income

•
Net interest income was $45.7 million for first quarter 2016 compared to $36.1 million for first quarter 2015 and $42.2 million for fourth quarter 2015. The increases in net interest income from the previous year and linked quarter were primarily due to increased average loan balances resulting from organic loan growth as well as loans acquired in the Grand Bank acquisition in November 2015.

•
The yield on interest-earning assets was 4.60% for first quarter 2016 compared to 4.59% for first quarter 2015 and 4.46% for fourth quarter 2015. The increase from the linked quarter is related primarily to higher accretion income on acquired loans compared to the prior quarter but also reflects the recognition of $182 thousand in interest income resulting from the payoff of a nonaccrual loan as well as the collection of a $160 thousand extension fee on an energy credit.

•
The cost of interest bearing liabilities, including borrowings, was 0.65% for first quarter 2016 compared to 0.68% for first quarter 2015 and 0.66% for fourth quarter 2015. The decrease from the prior year is primarily due to maturities of higher rate FHLB advances during 2015 as well as the retirement of $5.8 million of 7% debentures during the first quarter of 2016.

•
The net interest margin was 4.08% for first quarter 2016 compared to 4.07% for first quarter 2015 and 3.96% for fourth quarter 2015. The increase from the linked quarter is related primarily to higher accretion income on acquired loans that resulted in a seven basis point increase. In addition, recognition of interest income from the payoff of a nonaccrual loan and the receipt of the energy credit extension fee resulted in a three basis point increase to the net interest margin in the first quarter 2016.

•
The average balance of total interest-earning assets grew by $901.3 million and totaled $4.5 billion compared to $3.6 billion at March 31, 2015 and grew by $280.8 million compared to $4.2 billion at December 31, 2015. This increase from prior year and the linked quarter is due to organic growth and the Grand Bank acquisition.

Noninterest Income

•	Total noninterest income increased $504 thousand compared to first quarter 2015 and increased $216 thousand compared to fourth quarter 2015.

•
The increase from the prior year reflects a $110 thousand increase in service charges on deposit accounts, an increase of $76 thousand in mortgage fee income and a $372 thousand increase in other noninterest income offset by a decrease of $87 thousand in other real estate gains. A large portion of the increase in other noninterest income from the prior year is related to increased earning credits on correspondent accounts and an increase in income distributions from small business fund investments during the first quarter 2016.

•	The increase from the linked quarter primarily relates to an increase of $189 thousand in mortgage fee income.

Noninterest Expense

•	Total noninterest expense increased $4.1 million compared to first quarter 2015 and decreased $8 thousand compared to fourth quarter 2015.

•
The increase in noninterest expense compared to first quarter 2015 is due primarily to an increase of $2.4 million in salaries and benefits expense, an increase of $130 thousand in occupancy expenses, an increase of $494 thousand in data processing expenses, an increase of $207 thousand in FDIC assessment, an increase of $170 thousand in professional fees, an increase of $167 thousand in acquisition expenses, and an increase of $525 thousand in other noninterest expense. Overall increases in noninterest expense from the prior year are generally due to the increase in number of employees and operating costs resulting from the Grand Bank transaction. The increase in professional fees is primarily due to increased legal fees on existing litigation inherited in the Bank of Houston transaction. The increase in acquisition-related expenses primarily related to additional fees incurred relating to the core conversion of Grand Bank during the first quarter 2016.

•
The small net decrease from the linked quarter is primarily related to increases of $225 thousand in salaries and benefits and $169 thousand in advertising and public relations expenses offset by a decrease of $523 thousand in professional fees. Salaries and benefits increased primarily due to severance payments to Grand Bank employees and payroll taxes on bonus and restricted stock vesting. Professional fees decreased during first quarter 2016 primarily because legal expenses related to the energy portfolio and the existing Bank of Houston litigation were unusually high in fourth quarter 2015.

Provision for Loan Losses

•
Provision for loan loss expense was $3.0 million for the first quarter 2016, an increase of $1.3 million compared to $1.7 million for first quarter 2015 and an increase of $1.0 million compared to $2.0 million for the fourth quarter 2015. The increase in provision expense from the prior year and linked quarter is primarily due to organic loan growth during the respective periods as well as an increase in reserves for the energy portfolio in recognition of the continued volatility in commodity prices.

•
The allowance for loan losses was $30.0 million, or 0.73% of total loans, at March 31, 2016, compared to $20.0 million, or 0.61% of total loans at March 31, 2015, and compared to $27.0 million, or 0.68% of total loans, at December 31, 2015. The increase in the allowance from the prior periods is due to additions to general reserves for organic loan growth, specific allocations on impaired assets, as well as an increase in general reserves for the energy portfolio. As of March 31, 2016, the total energy related allowance to the total energy portfolio was 5%.

Income Taxes

•
Federal income tax expense of $6.2 million was recorded for the quarter ended March 31, 2016, an effective rate of 33.1% compared to tax expense of $4.5 million and an effective rate of 32.4% for the quarter ended March 31, 2015 and tax expense of $5.3 million and an effective rate of 33.6% for the quarter ended December 31, 2015. The higher tax rate in the fourth quarter 2015 was due to non-deductible acquisition expenses relating to the Grand Bank acquisition.

First Quarter 2016 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $4.130 billion at March 31, 2016 compared to $3.989 billion at December 31, 2015 and to $3.303 billion at March 31, 2015. This represented total loan growth of $141.1 million for the quarter, or 14.2% on an annualized basis. Loan growth from the prior year was 25.0% (approximately 16.8% of which was organic growth with the remainder resulting from the Grand Bank acquisition).

•
Energy outstandings at the end of the first quarter were $185.9 million (4.5% of total loans) versus $204.9 million at year end, a reduction of 9.3% from the previous quarter. The production portfolio, consisting of working interest and royalty credits, was $173.2 million (4.2% of total loans) at March 31, 2016 made up of 26 credits and 25 relationships. Oil field service related loans represented an additional $12.7 million (0.3% of loans) at quarter end and consisted of 23 borrowers. As of March 31, 2016, there were three nonperforming classified energy credits with balances totaling $23.7 million and four performing classified energy credits with a balance of $24.6 million. None of the seven credits were oil field service related. All energy related credits are being closely monitored and the Company is in close contact with borrowers to maintain a real time understanding of these borrowers’ financial condition and ability to positively respond to changing market conditions.

Asset Quality

•
Total nonperforming assets increased to $32.7 million, or 0.62% of total assets at March 31, 2016 from $18.1 million, or 0.36% of total assets at December 31, 2015 and from $18.2 million, or 0.43% of total assets at March 31, 2015.

•
Total nonperforming loans increased to $29.9 million, or 0.72% of total loans at March 31, 2016 compared to $14.9 million, or 0.37% of total loans at December 31, 2015 and increased from $13.7 million, or 0.41% of total loans at March 31, 2015.

•
The increase in nonperforming assets and nonperforming loans from the linked quarter and prior year is primarily due to the addition of a $17.1 million energy loan participation that was placed on nonaccrual by the lead bank.

•	Charge-offs were 0.01% annualized in the first quarter 2016. There were no net charge-offs in the linked or prior year quarters.

Deposits and Borrowings

•	Total deposits were $4.172 billion at March 31, 2016 compared to $4.028 billion at December 31, 2015 and compared to $3.387 billion at March 31, 2015.

•	The average cost of interest bearing deposits was 0.48% for the first quarter 2016 compared to 0.45% for both the first quarter 2015 and the fourth quarter 2015.

•
Total borrowings (other than junior subordinated debentures) were $444.7 million at March 31, 2016, an increase of $73.5 million from December 31, 2015 and an increase of $147.5 million from March 31, 2015. These movements reflect changes in the balances of short term FHLB advances during the applicable periods.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 6.86% and 7.36% (estimated), respectively, at March 31, 2016 compared to 6.87% and 8.28%, respectively, at December 31, 2015 and 7.10% and 7.78%, respectively, at March 31, 2015. The total stockholders’ equity to total assets ratio was 11.71%, 11.94% and 12.93% at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Total capital to risk weighted assets was 10.53% at March 31, 2016 (estimated) compared to 11.14% at December 31, 2015 and 11.88% at March 31, 2015. The declines in capital ratios from prior periods is primarily due to the redemption of the SBLF preferred stock in January 2016.

•
Book value and tangible book value per common share were $33.38 and $18.54, respectively, at March 31, 2016 compared to $32.79 and $17.85, respectively, at December 31, 2015 and $30.77 and $16.65, respectively, at March 31, 2015.

•	Return on tangible equity (on an annualized basis) was 14.57% for the first quarter 2016 compared to 13.37% and 13.64% for the fourth quarter 2015 and first quarter 2015, respectively.

•
Return on average assets and return on average equity (on an annualized basis) were 0.95% and 8.10%, respectively, for first quarter 2016 compared to 0.86% and 7.28%, respectively, for fourth quarter 2015 and 0.92% and 7.31%, respectively, for first quarter 2015.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 42 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 26, 2016 at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 86024446. A recording of the conference call will be available from April 26, 2016 through May 3, 2016 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the quarter ended March 31, 2016 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of nonperforming assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 25, 2016, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Robb Temple Executive Vice President and Chief Administrative Officer (972) 562-9004 rtemple@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Selected Income Statement Data
Interest income	$51,464	$47,414	$43,130	$42,747	$40,736
Interest expense	5,804	5,263	5,041	4,967	4,658
Net interest income	45,660	42,151	38,089	37,780	36,078
Provision for loan losses	2,997	1,970	3,932	1,659	1,670
Net interest income after provision for loan losses	42,663	40,181	34,157	36,121	34,408
Noninterest income	4,470	4,254	3,799	4,109	3,966
Noninterest expense	28,519	28,527	25,830	24,455	24,386
Income tax expense	6,162	5,347	3,924	5,204	4,536
Net income	12,452	10,561	8,202	10,571	9,452
Preferred stock dividends	8	60	60	60	60
Net income available to common shareholders	12,444	10,501	8,142	10,511	9,392
Core net interest income (1)	44,327	41,635	38,001	37,225	35,965
Core Pre-Tax Pre-Provision Earnings (1)	21,590	18,875	17,123	17,379	16,810
Core Earnings (1)	12,438	11,377	8,917	10,532	10,230

Per Share Data (Common Stock)
Earnings:
Basic	$0.67	$0.58	$0.48	$0.61	$0.55
Diluted	0.67	0.58	0.47	0.61	0.55
Core earnings:
Basic (1)	0.67	0.63	0.52	0.62	0.60
Diluted (1)	0.67	0.63	0.52	0.61	0.60
Dividends	0.08	0.08	0.08	0.08	0.08
Book value	33.38	32.79	31.81	31.30	30.77
Tangible book value (1)	18.54	17.85	17.72	17.18	16.65
Common shares outstanding	18,461,480	18,399,194	17,111,394	17,108,394	17,119,793
Weighted average basic shares outstanding (4)	18,444,284	17,965,055	17,110,090	17,111,958	17,091,663
Weighted average diluted shares outstanding (4)	18,528,031	18,047,960	17,199,281	17,198,981	17,169,596

Selected Period End Balance Sheet Data
Total assets	$5,261,967	$5,055,000	$4,478,339	$4,375,727	$4,258,364
Cash and cash equivalents	356,526	293,279	353,950	424,196	358,798
Securities available for sale	302,650	273,463	200,188	180,465	198,149
Loans, held for sale	8,515	12,299	6,218	7,237	7,034
Loans, held for investment	4,130,496	3,989,405	3,529,275	3,375,553	3,303,248
Allowance for loan losses	29,984	27,043	25,088	21,764	20,227
Goodwill and core deposit intangible	273,972	275,000	241,171	241,534	241,722
Other real estate owned	1,745	2,168	2,323	2,958	4,587
Noninterest-bearing deposits	1,070,611	1,071,656	884,272	886,087	806,912
Interest-bearing deposits	3,101,341	2,956,623	2,649,768	2,581,397	2,579,766
Borrowings (other than junior subordinated debentures)	444,745	371,283	334,485	271,504	297,274
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	—	23,938	23,938	23,938	23,938
Total stockholders' equity	616,258	603,371	568,257	559,447	550,728

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015

(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Selected Performance Metrics
Return on average assets	0.95%	0.86%	0.76%	0.99%	0.92%
Return on average equity (2)	8.10	7.28	5.96	7.91	7.31
Return on tangible equity (2) (6)	14.57	13.37	10.75	14.48	13.64
Adjusted return on average assets (1)	0.95	0.93	0.83	0.99	1.00
Adjusted return on average equity (1) (2)	8.09	7.89	6.53	7.93	7.96
Adjusted return on tangible equity (1) (2) (5)	14.57	14.49	11.77	14.51	14.86
Net interest margin	4.08	3.96	4.08	4.10	4.07
Adjusted net interest margin (3)	3.96	3.91	4.07	4.04	4.05
Efficiency ratio	56.89	61.47	61.66	58.38	60.90
Core efficiency ratio (1)	55.68	58.75	59.25	57.81	57.76

Credit Quality Ratios
Nonperforming assets to total assets	0.62%	0.36%	0.34%	0.37%	0.43%
Nonperforming loans to total loans	0.72	0.37	0.33	0.40	0.41
Nonperforming assets to total loans and other real estate	0.79	0.45	0.43	0.48	0.55
Allowance for loan losses to non-performing loans	100.35	181.99	214.21	163.12	148.06
Allowance for loan losses to total loans	0.73	0.68	0.71	0.64	0.61
Net charge-offs to average loans outstanding (annualized)	0.01	—	0.07	0.01	—

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	7.96%	7.94%	8.26%	8.33%	8.62%
Estimated tier 1 capital to average assets	7.36	8.28	8.67	8.40	7.78
Estimated tier 1 capital to risk-weighted assets (1)	8.36	8.92	9.37	9.49	9.31
Estimated total capital to risk-weighted assets	10.53	11.14	11.86	12.05	11.88
Total stockholders' equity to total assets	11.71	11.94	12.69	12.79	12.93
Tangible common equity to tangible assets (1)	6.86	6.87	7.15	7.11	7.10

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $1,333, $516, $88, $555, and $113, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).
(5) Excludes average balance of goodwill and net core deposit intangibles.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2016 and 2015
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Interest income:
Interest and fees on loans	$49,910	$39,580
Interest on taxable securities	730	609
Interest on nontaxable securities	451	414
Interest on federal funds sold and other	373	133
Total interest income	51,464	40,736
Interest expense:
Interest on deposits	3,651	2,709
Interest on FHLB advances	1,001	752
Interest on repurchase agreements and other borrowings	1,003	1,069
Interest on junior subordinated debentures	149	128
Total interest expense	5,804	4,658
Net interest income	45,660	36,078
Provision for loan losses	2,997	1,670
Net interest income after provision for loan losses	42,663	34,408
Noninterest income:
Service charges on deposit accounts	1,695	1,585
Mortgage fee income	1,376	1,300
Gain on sale of other real estate	43	130
Gain on sale of premises and equipment	38	—
Increase in cash surrender value of BOLI	265	270
Other	1,053	681
Total noninterest income	4,470	3,966
Noninterest expense:
Salaries and employee benefits	16,774	14,424
Occupancy	4,040	3,910
Data processing	1,182	688
FDIC assessment	726	519
Advertising and public relations	295	346
Communications	535	539
Net other real estate owned expenses (including taxes)	33	59
Other real estate impairment	55	—
Core deposit intangible amortization	488	372
Professional fees	660	490
Acquisition expense, including legal	639	472
Other	3,092	2,567
Total noninterest expense	28,519	24,386
Income before taxes	18,614	13,988
Income tax expense	6,162	4,536
Net income	$12,452	$9,452

Consolidated Balance Sheets
As of March 31, 2016 and December 31, 2015
(Dollars in thousands, except share information)
(Unaudited)

	March 31,	December 31,
Assets	2016	2015
Cash and due from banks	$89,631	$129,096
Interest-bearing deposits in other banks	266,895	164,183
Cash and cash equivalents	356,526	293,279
Certificates of deposit held in other banks	39,334	61,746
Securities available for sale	302,650	273,463
Loans held for sale	8,515	12,299
Loans, net of allowance for loan losses	4,098,573	3,960,809
Premises and equipment, net	92,599	93,015
Other real estate owned	1,745	2,168
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	22,400	14,256
Bank-owned life insurance (BOLI)	41,126	40,861
Deferred tax asset	4,754	5,892
Goodwill	258,319	258,643
Core deposit intangible, net	15,653	16,357
Other assets	19,773	22,212
Total assets	$5,261,967	$5,055,000

Liabilities, Temporary Equity and Stockholders’ Equity
Deposits:
Noninterest-bearing	$1,070,611	$1,071,656
Interest-bearing	3,101,341	2,956,623
Total deposits	4,171,952	4,028,279
FHLB advances	380,805	288,325
Repurchase agreements	—	12,160
Other borrowings	63,890	68,295
Other borrowings, related parties	50	2,503
Junior subordinated debentures	18,147	18,147
Other liabilities	10,865	9,982
Total liabilities	4,645,709	4,427,691
Commitments and contingencies

Temporary equity: Series A preferred stock	—	23,938
Stockholders’ equity:
Common stock	185	184
Additional paid-in capital	531,243	530,107
Retained earnings	81,665	70,698
Accumulated other comprehensive income	3,165	2,382
Total stockholders’ equity	616,258	603,371
Total liabilities, temporary equity and stockholders’ equity	$5,261,967	$5,055,000

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2016 and 2015
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended March 31,
	2016			2015
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$4,031,322	$49,910	4.98%	$3,254,038	$39,580	4.93%
Taxable securities	208,740	730	1.41	134,015	609	1.84
Nontaxable securities	74,609	451	2.43	69,245	414	2.42
Federal funds sold and other	185,855	373	0.81	141,968	133	0.38
Total interest-earning assets	4,500,526	$51,464	4.60	3,599,266	$40,736	4.59
Noninterest-earning assets	741,763			554,741
Total assets	$5,242,289			$4,154,007
Interest-bearing liabilities:
Checking accounts	$1,593,295	$1,745	0.44%	$1,267,242	$1,358	0.43%
Savings accounts	144,315	64	0.18	143,754	65	0.18
Money market accounts	504,616	459	0.37	236,589	100	0.17
Certificates of deposit	825,353	1,383	0.67	818,773	1,186	0.59
Total deposits	3,067,579	3,651	0.48	2,466,358	2,709	0.45
FHLB advances	435,730	1,001	0.92	219,842	752	1.39
Repurchase agreements and other borrowings	72,297	1,003	5.58	76,951	1,069	5.63
Junior subordinated debentures	18,147	149	3.30	18,147	128	2.86
Total interest-bearing liabilities	3,593,753	5,804	0.65	2,781,298	4,658	0.68
Noninterest-bearing checking accounts	1,016,032			819,330
Noninterest-bearing liabilities	11,026			8,542
Stockholders’ equity	621,478			544,837
Total liabilities and equity	$5,242,289			$4,154,007
Net interest income		$45,660			$36,078
Interest rate spread			3.95%			3.91%
Net interest margin			4.08			4.07
Average interest earning assets to interest bearing liabilities			125.23			129.41

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2016 and December 31, 2015
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	March 31, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total
Commercial	$714,789	17.3%	$731,818	18.3%
Real estate:
Commercial real estate	2,080,550	50.3	1,949,734	48.7
Commercial construction, land and land development	418,197	10.1	419,611	10.5
Residential real estate (1)	628,162	15.2	620,289	15.5
Single-family interim construction	218,746	5.3	187,984	4.7
Agricultural	46,616	1.0	50,178	1.3
Consumer	31,821	0.8	41,966	1.0
Other	130	—	124	—
Total loans	4,139,011	100.0%	4,001,704	100.0%
Deferred loan fees	(1,939)		(1,553)
Allowance for losses	(29,984)		(27,043)
Total loans, net	$4,107,088		$3,973,108
(1) Includes loans held for sale at March 31, 2016 and December 31, 2015 of $8,515 and $12,299, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Net Interest Income - Reported	(a)	$45,660	$42,151	$38,089	$37,780	$36,078
Income recognized on acquired loans		(1,333)	(516)	(88)	(555)	(113)
Adjusted Net Interest Income	(b)	44,327	41,635	38,001	37,225	35,965
Provision Expense - Reported	(c)	2,997	1,970	3,932	1,659	1,670
Noninterest Income - Reported	(d)	4,470	4,254	3,799	4,109	3,966
Gain on sale of loans		—	—	(116)	—	—
Gain on sale of OREO and repossessed assets		(48)	(70)	(41)	(49)	(130)
Gain on sale of securities		—	(44)	—	(90)	—
Gain on sale of premises and equipment		(38)	(16)	374	—	—
Adjusted Noninterest Income	(e)	4,384	4,124	4,016	3,970	3,836
Noninterest Expense - Reported	(f)	28,519	28,527	25,830	24,455	24,386
OREO Impairment		(55)	—	(10)	(25)	—
IPO related stock grant		(156)	(156)	(156)	(156)	(156)
Acquisition Expense (5)		(1,187)	(1,487)	(770)	(458)	(1,239)
Adjusted Noninterest Expense	(g)	27,121	26,884	24,894	23,816	22,991
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$21,611	$17,878	$16,058	$17,434	$15,658
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$21,590	$18,875	$17,123	$17,379	$16,810
Core Earnings (2)	(b) - (c) + (e) - (g)	$12,438	$11,377	$8,917	$10,532	$10,230
Reported Efficiency Ratio	(f) / (a + d)	56.89%	61.47%	61.66%	58.38%	60.90%
Core Efficiency Ratio	(g) / (b + e)	55.68%	58.75%	59.25%	57.81%	57.76%
Adjusted Return on Average Assets (1)		0.95%	0.93%	0.83%	0.99%	1.00%
Adjusted Return on Average Equity (1)		8.09%	7.89%	6.53%	7.93%	7.96%
Adjusted Return on Tangible Equity (1)		14.57%	14.49%	11.77%	14.51%	14.86%
Total Average Assets		$5,242,289	$4,847,375	$4,270,604	$4,259,334	$4,154,007
Total Average Stockholders' Equity (3)		$618,059	$572,160	$541,939	$532,715	$520,899
Total Average Tangible Stockholders' Equity (3) (4)		$343,418	$311,549	$300,578	$291,166	$279,149
(1) Calculated using core earnings
(2)  Assumes actual effective tax rate of 33.1%, 32.7%, 32.4%, 33.0%, and 32.4%, respectively. March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Excludes average balance of goodwill and net core deposit intangibles.
(5) Acquisition expenses include $548 thousand, $860 thousand, $477 thousand, $430 thousand and $767 thousand of compensation and bonus expenses in addition to $639 thousand, $627 thousand, $293 thousand, $28 thousand and $472 thousand of merger-related expenses for the quarters ended March 31, 2016, December 31, 2015, September 30, 2015, June 30, 2015 and March 31, 2015, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2016 and December 31, 2015
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	March 31,	December 31,
	2016	2015
Tangible Common Equity
Total common stockholders' equity	$616,258	$603,371
Adjustments:
Goodwill	(258,319)	(258,643)
Core deposit intangibles, net	(15,653)	(16,357)
Tangible common equity	$342,286	$328,371
Tangible assets	$4,987,995	$4,780,000
Common shares outstanding	18,461,480	18,399,194
Tangible common equity to tangible assets	6.86%	6.87%
Book value per common share	$33.38	$32.79
Tangible book value per common share	18.54	17.85

Tier 1 Common and Tier 1 Capital to Risk-Weighted Assets Ratio
	March 31,	December 31,
	2016	2015
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$616,258	$603,371
Adjustments:
Unrealized gain on available-for-sale securities	(3,165)	(2,382)
Goodwill	(258,319)	(258,643)
Core deposit intangibles, net	(6,105)	(4,253)
Tier 1 common equity	$348,669	$338,093
Qualifying Restricted Core Capital Elements (junior subordinated debentures)	17,600	17,600
Preferred Stock	—	23,938
Tier 1 Equity	$366,269	$379,631
Total Risk-Weighted Assets	$4,381,923	$4,256,662
Estimated tier 1 equity to risk-weighted assets ratio	8.36%	8.92%
Estimated tier 1 common equity to risk-weighted assets ratio	7.96	7.94